Exhibit 99.1

February 27, 2019
For 6:00 am ET Release

LOWE’S REPORTS FOURTH QUARTER SALES AND EARNINGS RESULTS
-- Diluted Loss Per Share of ($1.03) --
-- Adjusted Diluted Earnings Per Share1 of $0.80 --
-- Reiterates Fiscal 2019 Business Outlook --

MOORESVILLE, N.C. – Lowe’s Companies, Inc. (NYSE: LOW) today reported a net loss of $824 million and diluted loss per share of ($1.03) for the quarter ended Feb. 1, 2019, which included pre-tax charges of $1.6 billion, compared to net earnings of $554 million and diluted earnings per share of $0.67 in the fourth quarter of 2017. Excluding certain charges which are described below, adjusted diluted earnings per share1 increased 8.1 percent to $0.80 in the fourth quarter of 2018 compared to adjusted diluted earnings per share1 of $0.74 in the fourth quarter of 2017.

The $1.6 billion in pre-tax charges recognized in the fourth quarter included the following:

•	$952 million related to a non-cash goodwill impairment charge associated with the company’s Canadian operations;

•	$208 million of charges, primarily lease obligations, related to the previously announced closing of all Orchard Supply Hardware locations;

•
$150 million of charges, primarily lease and severance obligations as well as accelerated depreciation and amortization, related to the previously announced closing of certain underperforming stores in the U.S. and Canada as well as other locations in Canada;

•	$222 million related to asset impairment charges associated with the previously announced exit of retail operations in Mexico;

•	$32 million of inventory write-down, severance obligations and other costs associated with the wind down of Iris Smart Home; and

•	$13 million in severance obligations associated with the elimination of the Project Specialists Interiors position.

Sales for the fourth quarter were $15.6 billion compared to $15.5 billion in the fourth quarter of 2017, and comparable sales increased 1.7 percent. Comparable sales for the U.S. home improvement business increased 2.4 percent for the fourth quarter.

“Overall, we are pleased with the progress we are making in our business,” commented Marvin R. Ellison, Lowe’s president and CEO. “Most of the intense work over the past six months to transform our company has been in preparation for an improved spring season and fiscal 2019. Therefore, we are encouraged by an improved comparable sales progression through the fourth quarter, culminating in U.S. home improvement comp growth of 5.8% in January. Although we have remaining work to do, we are pleased with the results we are seeing in early spring categories, which is evidence that we are focused on the right actions at this stage of our transformation.

“U.S. macroeconomic fundamentals remain sound for 2019, and we will continue to implement process and technology improvements to capitalize on the immediate opportunity to improve results. We anticipate continued weakness in the Canadian housing market in the near-term, but remain confident in our market position in Canada and the long-term potential of that business. I would like to thank all of our associates for their commitment and dedication to serving our customers and communities,” added Ellison.

Delivering on its commitment to return excess cash to shareholders, the company repurchased $529 million of stock under its share repurchase program and paid $387 million in dividends in the fourth quarter.

1 Adjusted diluted earnings per share is a non-GAAP financial measure. Refer to the “Non-GAAP Financial Measures Reconciliation” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

As of Feb. 1, 2019, Lowe’s operated 2,015 home improvement and hardware stores in the United States, Canada and Mexico representing 209.5 million square feet of retail selling space.

A conference call to discuss fourth quarter 2018 operating results is scheduled for today (Wednesday, Feb. 27) at 9:00 am ET. The conference call will be available by webcast and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Fourth Quarter 2018 Earnings Conference Call Webcast. Supplemental slides will be available approximately 15 minutes prior to the start of the conference call. A replay of the call will be archived on Lowes.com/investor until May 21, 2019.

Reclassification of Shipping and Handling Costs

During the fourth quarter of fiscal 2018, the company changed its accounting policy for shipping and handling costs from its stores, distribution centers, and other locations to customers. As a result, shipping and handling costs related to the delivery of products from the company to customers are included in cost of sales, whereas previously they were included in selling, general and administrative expense as well as depreciation and amortization. This reclassification resulted in a decrease in gross margin of $289 million in the fourth quarter. The consolidated statements of current and retained earnings reflect the effect of this accounting policy change in all years presented, and this change had no impact on operating income, net earnings, or diluted earnings per share. The consolidated balance sheets and the consolidated statements of comprehensive income and cash flows are not impacted by this accounting policy change.

Accounting Considerations for Fiscal 2019

For fiscal 2019, the company will adopt ASU No. 2016-02, which pertains to accounting for leases. Under the standard, lessees are required to recognize lease right of use assets and lease liabilities on the balance sheet for all leases. The company will adopt this standard and related amendments in the first quarter of fiscal 2019 using a prospective transition approach, which applies the provisions of the new standard at the effective date without adjusting the comparative periods. The company estimates adoption of the standard will result in an increase in lease-related assets of $3.2 billion to $3.6 billion, and an increase in lease-related liabilities of $3.5 billion to $3.9 billion. The difference between the increases in total assets and liabilities will be recorded as an adjustment to beginning retained earnings in fiscal 2019. The standard will have no impact on the company’s debt-covenant compliance under its current agreements.

Lowe’s Business Outlook
Fiscal Year 2019 (comparisons to fiscal year 2018)

•	Total sales are expected to increase approximately 2 percent.

•	Comparable sales are expected to increase approximately 3 percent.

•	Operating income as a percentage of sales (operating margin) is expected to increase 375 to 385 basis points.

•	Adjusted operating income as a percentage of sales (adjusted operating margin) is expected to increase 85 to 95 basis points.

•	The effective income tax rate is expected to be approximately 24%.

•	Diluted earnings per share of $6.00 to $6.10 are expected for the fiscal year ending Jan. 31, 2020.

Disclosure Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as “believe”, “expect”, “anticipate”, “plan”, “desire”, “project”, “estimate”, “intend”, “will”, “should”, “could”, “would”, “may”, “strategy”, “potential”, “opportunity” and similar expressions are forward-looking statements. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks and uncertainties. Forward-looking statements include, but are not limited to, statements about future financial and operating results, Lowe’s plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, shareholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, Lowe’s strategic initiatives, including those relating to acquisitions and dispositions by Lowe’s and the expected impact of such transactions on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts.  Although we believe that the expectations, opinions, projections and comments reflected in these forward-

looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

A wide variety of potential risks, uncertainties and other factors could materially affect our ability to achieve the results either expressed or implied by these forward-looking statements including, but not limited to, changes in general economic conditions, such as the rate of unemployment, interest rate and currency fluctuations, fuel and other energy costs, slower growth in personal income, changes in consumer spending, changes in the rate of housing turnover, the availability of consumer credit and of mortgage financing, inflation or deflation of commodity prices, recently enacted or proposed tariffs, and disruptions caused by our recent management and key personnel changes, and other factors that can negatively affect our customers, as well as our ability to: (i) respond to adverse trends in the housing industry, a reduced rate of growth in household formation, and slower rates of growth in housing renovation and repair activity, as well as uneven recovery in commercial building activity; (ii) secure, develop, and otherwise implement new technologies and processes necessary to realize the benefits of our strategic initiatives focused on omni-channel sales and marketing presence and enhance our efficiency, and otherwise successfully execute on our strategy and implement our strategic initiatives, including acquisitions, dispositions and the closing of certain stores and facilities; (iii) attract, train, and retain highly-qualified associates; (iv) manage our business effectively as we adapt our operating model to meet the changing expectations of our customers; (v) maintain, improve, upgrade and protect our critical information systems from system outages, data security breaches, ransomware and other cyber threats; (vi) respond to fluctuations in the prices and availability of services, supplies, and products; (vii) respond to the growth and impact of competition; (viii) address changes in existing or new laws or regulations that affect consumer credit, employment/labor, trade, product safety, transportation/logistics, energy costs, health care, tax, environmental issues or privacy and data protection; (ix) positively and effectively manage our public image and reputation and respond appropriately to unanticipated failures to maintain a high level of product and service quality that could result in a negative impact on customer confidence and adversely affect sales; and (x) effectively manage our relationships with selected suppliers of brand name products and key vendors and service providers, including third party installers. In addition, we could experience impairment losses and other charges if either the actual results of our operating stores are not consistent with the assumptions and judgments we have made in estimating future cash flows and determining asset fair values, or we are required to reduce the carrying amount of our investment in certain unconsolidated entities. With respect to acquisitions and dispositions, potential risks include the effect of such transactions on Lowe’s and the target company’s or operating business’s strategic relationships, operating results and businesses generally; our ability to integrate or divest personnel, labor models, financial, IT and other systems successfully; disruption of our ongoing business and distraction of management; hiring additional management and other critical personnel; increasing or decreasing the scope, geographic diversity and complexity of our operations; significant integration or disposition costs or unknown liabilities; and failure to realize the expected benefits of the transaction. For more information about these and other risks and uncertainties that we are exposed to, you should read the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” included in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC.

The forward-looking statements contained in this news release are expressly qualified in their entirety by the foregoing cautionary statements. The foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. All such forward-looking statements are based upon data available as of the date of this release or other specified date and speak only as of such date. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf about any of the matters covered in this release are qualified by these cautionary statements and in the “Risk Factors” included in our most recent Annual Report on Form 10-K and the description of material changes thereto, if any, included in our Quarterly Reports on Form 10-Q or subsequent filings with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, change in circumstances, future events or otherwise, except as may be required by law.

Lowe’s Companies, Inc.
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 18 million customers a week in the United States, Canada and Mexico. With fiscal year 2018 sales of $71.3 billion, Lowe’s and its related businesses operate or service more than 2,200 home improvement and hardware stores and employ approximately 300,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports its hometown Charlotte region and all communities it serves through programs focused on safe, affordable housing and careers in the skilled trades. For more information, visit Lowes.com.

###

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Dan Frahm
	704-758-2033	704-758-2350
	tiffany.l.mason@lowes.com	daniel.frahm@lowes.com

Lowe’s Companies, Inc.
Consolidated Statements of Current and Retained Earnings
In Millions, Except Per Share and Percentage Data

	Three Months Ended				Year Ended
	(Unaudited)		(Unaudited)		(Unaudited)
	February 1, 2019		February 2, 2018		February 1, 2019		February 2, 2018
Current Earnings	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net sales	$15,647	100.00	$15,494	100.00	$71,309	100.00	$68,619	100.00
Cost of sales	10,749	68.70	10,530	67.96	48,401	67.88	46,185	67.31
Gross margin	4,898	31.30	4,964	32.04	22,908	32.12	22,434	32.69
Expenses:
Selling, general and administrative	5,097	32.58	3,510	22.66	17,413	24.41	14,444	21.04
Depreciation and amortization	368	2.35	356	2.30	1,477	2.07	1,404	2.05
Operating income/(loss)	(567)	(3.63)	1,098	7.08	4,018	5.64	6,586	9.60
Interest - net	158	1.00	154	0.98	624	0.88	633	0.92
Loss on extinguishment of debt	—	—	—	—	—	—	464	0.68
Pre-tax earnings/(loss)	(725)	(4.63)	944	6.10	3,394	4.76	5,489	8.00
Income tax provision	99	0.64	390	2.52	1,080	1.52	2,042	2.98
Net earnings/(loss)	$(824)	(5.27)	$554	3.58	$2,314	3.24	$3,447	5.02

Weighted average common shares outstanding - basic	801		828		811		839
Basic earnings/(loss) per common share (1)	$(1.03)		$0.67		$2.84		$4.09
Weighted average common shares outstanding - diluted	801		829		812		840
Diluted earnings/(loss) per common share (1)	$(1.03)		$0.67		$2.84		$4.09
Cash dividends per share	$0.48		$0.41		$1.85		$1.58

Retained Earnings
Balance at beginning of period	$5,156		$5,289		$5,425		$6,241
Cumulative effect of accounting change	—		—		33		—
Net earnings/(loss)	(824)		554		2,314		3,447
Cash dividends declared	(385)		(340)		(1,500)		(1,324)
Share repurchases	(495)		(78)		(2,820)		(2,939)
Balance at end of period	$3,452		$5,425		$3,452		$5,425

(1)
Under the two-class method, earnings per share is calculated using net earnings/(loss) allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings/(loss) allocable to common shares used in the basic and diluted earnings per share calculation were $(825) million for the three months ended February 1, 2019 and $553 million for the three months ended February 2, 2018. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $2,307 million for the year ended February 1, 2019 and $3,436 million for the year ended February 2, 2018.

Lowe’s Companies, Inc.
Consolidated Statements of Comprehensive Income
In Millions, Except Percentage Data

	Three Months Ended				Year Ended
	(Unaudited)		(Unaudited)		(Unaudited)
	February 1, 2019		February 2, 2018		February 1, 2019		February 2, 2018
	Amount	% Sales	Amount	% Sales	Amount	% Sales	Amount	% Sales
Net earnings/(loss)	$(824)	(5.27)	$554	3.58	$2,314	3.24	$3,447	5.02
Foreign currency translation adjustments - net of tax	(46)	(0.27)	(26)	(0.17)	(221)	(0.30)	251	0.37
Net unrealized investment gain - net of tax	2	—	—	—	1	—	—	—
Other comprehensive income/(loss)	(44)	(0.27)	(26)	(0.17)	(220)	(0.30)	251	0.37
Comprehensive income/(loss)	$(868)	(5.54)	$528	3.41	$2,094	2.94	$3,698	5.39

Lowe’s Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)
		February 1, 2019	February 2, 2018
Assets
Current assets:
Cash and cash equivalents		$511	$588
Short-term investments		218	102
Merchandise inventory - net		12,561	11,393
Other current assets		938	689
Total current assets		14,228	12,772
Property, less accumulated depreciation		18,432	19,721
Long-term investments		256	408
Deferred income taxes - net		294	168
Goodwill		303	1,307
Other assets		995	915
Total assets		$34,508	$35,291

Liabilities and shareholders' equity
Current liabilities:
Short-term borrowings		$722	$1,137
Current maturities of long-term debt		1,110	294
Accounts payable		8,279	6,590
Accrued compensation and employee benefits		662	747
Deferred revenue		1,299	1,378
Other current liabilities		2,425	1,950
Total current liabilities		14,497	12,096
Long-term debt, excluding current maturities		14,391	15,564
Deferred revenue - extended protection plans		827	803
Other liabilities		1,149	955
Total liabilities		30,864	29,418

Shareholders' equity:
Preferred stock - $5 par value, none issued		—	—
Common stock - $0.50 par value;
Shares issued and outstanding
February 1, 2019	801
February 2, 2018	830	401	415
Capital in excess of par value		—	22
Retained earnings		3,452	5,425
Accumulated other comprehensive income/(loss)		(209)	11
Total shareholders' equity		3,644	5,873
Total liabilities and shareholders' equity		$34,508	$35,291

Lowe’s Companies, Inc.
Consolidated Statements of Cash Flows
In Millions

	Year Ended
	(Unaudited)
	February 1, 2019	February 2, 2018
Cash flows from operating activities:
Net earnings	$2,314	$3,447
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,607	1,540
Deferred income taxes	(151)	53
Loss on property and other assets - net	630	40
Impairment of goodwill	952	—
Loss on extinguishment of debt	—	464
(Gain) loss on cost method and equity method investments	9	(82)
Share-based payment expense	74	99
Changes in operating assets and liabilities:
Merchandise inventory - net	(1,289)	(791)
Other operating assets	(110)	250
Accounts payable	1,720	(92)
Other operating liabilities	437	137
Net cash provided by operating activities	6,193	5,065

Cash flows from investing activities:
Purchases of investments	(1,373)	(981)
Proceeds from sale/maturity of investments	1,393	1,114
Capital expenditures	(1,174)	(1,123)
Proceeds from sale of property and other long-term assets	76	45
Acquisition of business - net	—	(509)
Other - net	(2)	13
Net cash used in investing activities	(1,080)	(1,441)

Cash flows from financing activities:
Net change in short-term borrowings	(415)	625
Net proceeds from issuance of long-term debt	—	2,968
Repayment of long-term debt	(326)	(2,849)
Proceeds from issuance of common stock under share-based payment plans	114	139
Cash dividend payments	(1,455)	(1,288)
Repurchase of common stock	(3,037)	(3,192)
Other - net	(5)	(10)
Net cash used in financing activities	(5,124)	(3,607)

Effect of exchange rate changes on cash	(12)	13

Net increase/(decrease) in cash and cash equivalents, including cash classified within current assets held for sale	(23)	30
Less: Net increase in cash classified within current assets held for sale	(54)	—
Net increase/(decrease) in cash and cash equivalents	(77)	30
Cash and cash equivalents, beginning of period	588	558
Cash and cash equivalents, end of period	$511	$588

Lowe’s Companies, Inc.
Non-GAAP Financial Measures Reconciliation

To provide additional transparency, the company has presented the non-GAAP financial measure of adjusted earnings per share for the quarters ended February 1, 2019 and February 2, 2018, to exclude the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2018 or 2017, respectively, to assist the user in understanding performance relative to those Business Outlooks and comparative performance between fiscal years.

In addition, as part of its Business Outlook for 2019, the company has provided a comparison to the non-GAAP financial measure of adjusted operating margin for fiscal 2018, which excludes the impact of certain discrete items, as further described below, not contemplated in Lowe’s original Business Outlook for 2018, to assist the user in further understanding the company’s Business Outlook for fiscal 2019 in comparison to fiscal 2018.

The company believes these non-GAAP financial measures provide useful insight for analysts and investors in evaluating the company’s operational performance.

During fiscal 2018, the company recognized the following pre-tax charges, not contemplated in the company’s original Business Outlook for 2018:

•	During the fourth quarter of fiscal 2018, the Company recorded $952M of goodwill impairment associated with its Canadian operations (Canadian goodwill impairment);

•
On August 17, 2018, the Company committed to exit its Orchard Supply Hardware operations. As a result, the Company recognized pre-tax charges of $230 million during the second quarter of fiscal 2018 associated with long-lived asset impairments and discontinued projects. During the third quarter of fiscal 2018, the Company recognized pre-tax charges of $123 million associated with accelerated depreciation and amortization, severance and lease obligations. During the fourth quarter of fiscal 2018, the Company recognized additional pre-tax charges of $208 million primarily related to lease obligations. Total pre-tax charges for fiscal year 2018 were $561 million (Orchard Supply Hardware charges);

•
On October 31, 2018, the company committed to close 20 under-performing stores across the U.S. and 31 locations in Canada, including 27 under-performing stores. As a result, the company recognized pre-tax charges of $121 million during the third quarter of fiscal 2018 associated with long-lived asset impairment and severance obligations. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $150 million, primarily associated with severance and lease obligation costs, as well as accelerated depreciation. Total pre-tax charges for fiscal year 2018 were $271 million (U.S. and Canada store closure charges);

•
On November 20, 2018, the company announced its plans to exit retail operations in Mexico and is exploring strategic alternatives. During the third quarter, $22 million of long-lived asset impairment was recognized on certain assets in Mexico as a result of the strategic evaluation. During the fourth quarter, an additional $222 million of impairment was recognized. Total charges for fiscal year 2018 were $244 million (Mexico impairment charges);

•
During the third quarter of fiscal 2018, the company identified certain non-core activities within its U.S. home improvement business to exit, including Alacrity Renovation Services and Iris Smart Home. As a result, during the third quarter of 2018, the company recognized pre-tax charges of $14 million associated with long-lived asset impairment and inventory write-down. During the fourth quarter of fiscal 2018, the company recognized additional pre-tax charges of $32 million. Total pre-tax charges for fiscal year 2018 were $46 million (Non-core activities charges), and;

•
During the fourth quarter of fiscal 2018, the company recorded pre-tax charges of $13 million, associated with severance costs due to the elimination of the Project Specialists Interiors position (Project Specialists Interiors charge).

During the fourth quarter of fiscal 2017, the company recognized the following charges, not contemplated in the company’s original Business Outlook for 2017:

•	The Company recognized $66 million or $0.05 per share related to the one-time cash bonus to eligible hourly U.S. employees (One-time cash bonus attributable to tax reform), and;

•	The Company recognized $20 million or $0.02 per share tax charge associated with the Tax Cuts and Jobs Act of 2017 (Impact of tax reform).

Adjusted diluted earnings per share and adjusted operating margin should not be considered an alternative to, or more meaningful indicator of, the company’s diluted earnings per share or operating margin as prepared in accordance with GAAP. The company’s methods of determining this non-GAAP financial measure may differ from the method used by other companies for this or similar non-GAAP financial measures. Accordingly, this non-GAAP measure may not be comparable to the measures used by other companies.

Detailed reconciliations between the company’s GAAP and non-GAAP financial results are shown below and available on the company’s website at www.lowes.com/investor.

	Three Months Ended
	(Unaudited)			(Unaudited)
	February 1, 2019			February 2, 2018
(millions, except per share data)	Pre-Tax Earnings	Tax	Net Earnings	Pre-Tax Earnings	Tax	Net Earnings
Diluted earnings/(loss) per share, as reported			$(1.03)			$0.67
Non-GAAP Adjustments
Canadian goodwill impairment	1.19	(0.03)	1.16	—	—	—
Orchard Supply Hardware charges	0.25	(0.05)	0.20	—	—	—
U.S. & Canada store closure charges	0.18	(0.05)	0.13	—	—	—
Mexico impairment charges	0.28	0.01	0.29	—	—	—
Non-core activities charges	0.04	(0.01)	0.03	—	—	—
Project Specialists Interiors charge	0.02	—	0.02	—	—	—
Impact of tax reform	—	—	—	—	0.02	0.02
One-time cash bonus attributable to tax reform	—	—	—	0.08	(0.03)	0.05
Adjusted diluted earnings per share			$0.80			$0.74

Year Ended
(Unaudited)
(millions, except operating margin)	February 1, 2019
Operating income, as reported	$4,018
Non-GAAP Adjustments
Canadian goodwill impairment	952
Orchard Supply Hardware charges	561
U.S. & Canada store closure charges	271
Mexico impairment charges	244
Non-core activities charges	46
Project Specialists Interiors charge	13
Adjusted operating income	$6,105
Adjusted operating margin	8.56%